AGREEMENT

This agreement dated as of April 1, 2006 (the "Effective Date") is entered into by and between Nostrum Pharmaceuticals, Inc. ("Nostrum"), a Delaware corporation, and Anil Anand ("Anand").

WHEREAS, Anand has from time to time performed services for and on behalf of Nostrum; and

WHEREAS, Nostrum desires to compensate Anand for such prior services, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Compensation.

(a) Except as set forth in paragraph 2 of this Agreement, as full compensation for all prior services rendered by Anand, Nostrum will pay, or cause to be paid, to Anand, such compensation, in such amount and at such time or times as Nostrum may determine, in its sole and absolute discretion. All payments may be made by check or checks of Nostrum or any of its affiliates as Nostrum may, from time to time, find proper and appropriate. Nostrum may defer making any payment required to be made pursuant to this paragraph without constituting a breach or violation thereof for such period or periods of time during or with respect to which, in the opinion of Nostrum, the financial condition of Nostrum or its ability to make such payment shall become materially impaired.

(b) Anand and Nostrum agree that Anand is and has been an independent contractor, that all payments to Anand hereunder shall be for the gross amount due to Anand without deduction for social security, withholding, any other taxes and other standard deductions and that Anand shall be liable for all payments with respect to the type of items usually deducted.

2. Stock Option.

(a) Subject to the terms, restrictions, limitations, and conditions stated herein, Nostrum hereby grants to Anand the right and option (the "Option") to purchase all or any part of the number of shares of Synovics Pharmaceuticals, Inc. ("Synovics") common stock, par value $.001 per share (the "Stock"), set forth on Schedule A attached hereto and incorporated herein by reference. The Option shall be exercisable in the amounts and at the times specified on Schedule A. The Option shall expire and shall not be exercisable after the date specified on Schedule A.

(b) The price per share to be paid by Anand for the shares subject to this Option (the "Exercise Price") shall be as specified on Schedule A.

(c) Anand must exercise this Option for at least the lesser of 10,000 shares or the number of shares of purchasable Stock as to which this Option remains unexercised. In the event this Option is not exercised with respect to all or any part of the shares subject to this Option prior to its expiration, the shares with respect to which this Option was not exercised shall no longer be subject to this Option. As a condition to exercise of this Option, Anand agrees to execute and deliver to Nostrum and Synovics any shareholder agreement and such other documentation as Nostrum or Synovics may request in order to ensure compliance with all applicable laws.

(d) The Option shall not be assignable or otherwise transferable by Anand except by will or the laws of descent and distribution, and the Option shall be exercisable only by Anand (or by Anand's lawful representative, upon his death, should one be appointed).

(e) This Option may be exercised by Anand, or by Anand's authorized representative, by written notice signed by Anand, or by such authorized representative, and given to Nostrum as specified in paragraph 4 of this Agreement. Any such notice shall (i) specify the number of shares of Stock which Anand or Anand's authorized representative, as the case may be, then elects to purchase hereunder, and (ii) be accompanied by a certified or cashier's check payable to Nostrum in payment of the total Exercise Price applicable to such shares as provided herein. Upon receipt of any such notice and accompanying payment, and subject to the terms of this Agreement, Nostrum agrees to deliver to Anand stock certificates for the number of shares specified in such notice registered in the name of the person exercising this Option. As a condition to exercise this Option, Anand further agrees to provide Nostrum with such additional information as is reasonably requested by Nostrum.

(f) Anand acknowledges that the sale of securities of Synovics is subject to limitations imposed by federal and state law, and Anand hereby agrees that Nostrum shall not be obligated to sell any shares of Stock upon exercise of this Option, or arrange for any transfer of such Stock, that would cause Nostrum or Synovics to violate law or any rule, regulation, order or consent decree of any regulatory authority (including, without limitation, the Securities and Exchange Commission or any state securities commissions) having jurisdiction over the affairs of Nostrum or Synovics or any of their respective affiliates. In order to ensure compliance with such laws, Anand understands and agrees that neither this Option nor the Stock to be sold upon exercise of this Option have been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the applicable securities laws of any state.

(g) Anand represents and warrants that he will acquire any shares of Stock upon exercise of this Option for his own account and that such shares will be acquired by him for the purpose of investment and not with a view to distribution or resale thereof.

(h) No sale, assignment, transfer, mortgage, pledge, hypothecation, disposition of or encumbering (collectively, "Transfer") of any Stock to be sold upon exercise of this Option shall be made or shall be effective unless (a) prior to the consummation thereof, the transferee of such Stock pursuant to such Transfer shall have made written representations to Nostrum which, in the sole judgment of Nostrum, are required to ensure compliance with applicable securities laws and (b) if required in the discretion of the Nostrum, Nostrum is provided with an opinion of its legal counsel, or other legal counsel satisfactory to Nostrum's counsel, stating that such Transfer is exempt from the registration requirements of the 1933 Act, as amended, and is permissible under all other applicable federal and state securities laws without registration or qualification of any security or any person or entity.

(i) Each certificate evidencing Stock sold upon exercise of this Option shall be stamped or otherwise imprinted with a legend in substantially the following form:

> "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED (x) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND CONTENT TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND (y) EXCEPT IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS."

Anand further agrees that he will provide Nostrum with such information as is reasonably requested by Nostrum or its counsel to determine whether the sale of Stock, or any transfer of such Stock, complies with the provisions of paragraph 2 of this Agreement.

(j) (i) In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of Synovics by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, stock split or stock dividend, or in the event that any spin-off, spin-out or other distribution of assets materially affects the price of Synovics's stock:

(A) The aggregate number and kind of shares of Stock for which the Option is granted shall be adjusted proportionately to the extent reasonably practicable by Nostrum; and

(B) The rights of Anand (concerning the number of shares subject to this Option and the Exercise Price) under this Option shall be adjusted proportionately to the extent reasonably practicable by Nostrum.

(ii) If Synovics shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of Synovics, Nostrum's Board of Directors (or its duly appointed agent), in its discretion, may, notwithstanding other provisions of this Agreement, declare that this Option shall become exercisable immediately and that this Option shall terminate 30 days after Nostrum gives written notice of the immediate right to exercise the Option and of the decision to terminate the Option to the extent not exercised within such 30-day period.

(iii) If Synovics is to be liquidated or dissolved in connection with a reorganization described in this subparagraph (j), the provisions of such subparagraph shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of Synovics shall, notwithstanding other provisions of this Agreement, cause this Option to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders, provided that, notwithstanding other provisions of this Agreement, Nostrum may declare this Option to be exercisable at any time on or before the fifth business day following Nostrum's receipt of notice of such adoption notwithstanding the provisions of this Option regarding exercisability.

(iv) The adjustments described in subparagraphs (j)(i) through (j)(iii) of this paragraph 2, and the manner of their application, shall be determined solely by Nostrum, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this paragraph 2 shall apply to any successors of Nostrum and Synovics, as the case may be, and shall be made regardless of the number or type of successive events requiring such adjustments.

(k) As part of the agreements set forth herein and in consideration of Nostrum's grant of this Option to Anand pursuant hereto, to the fullest extent permitted by law, Anand hereby completely and, prior to the closing of an underwritten public offering of Synovics's Stock, permanently and irrevocably waives any and all rights to request, demand or receive information from or about Synovics or any of its affiliates other than information which is ordinarily and customarily distributed by Synovics or any of its affiliates (i) to all shareholders of the same class as Anand or (ii) if and to the extent required for the performance of Anand's duties as an officer, employee or consultant of Nostrum or any of its affiliates. Anand also agrees to execute and deliver to Synovics, Nostrum and any underwriters of such a public offering of Synovics's securities, any lock-up letter or other restrictive agreement required by Synovics or requested by Nostrum or the underwriters in connection with such offering.

(l) Anand shall not have any interest or shareholder right with respect to any shares of Synovics Stock which are sold pursuant to the exercise of this

Option until such shares have been transferred and delivered to Anand in accordance with this Agreement.

(m) As a condition to the issuance of Stock under this Agreement, Nostrum may withhold, or require Anand to pay or reimburse Nostrum for, any taxes which Nostrum determines are required to be withheld under federal, state or local law in connection with the exercise of this Option.

3. Further Instruments. The parties will execute and deliver all such other and further instruments and documents as may be necessary, in the opinion of others, to carry out the purposes of this Agreement.

4. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by hand or by registered or certified mail, fax or overnight delivery, as follows:

As to Anand:

Anil Anand
17 Grovers Mill Road
Plainsboro, New Jersey 08536
Fax No.: (___) ___-_____

As to Nostrum:

Nostrum Pharmaceuticals, Inc.
10 Erin Court
Kendall Park, New Jersey 08824
Attn: Nirmal Mulye, Ph.D.
Fax No.: (732) 422-0316

With a copy to:

Carlton R. Asher, Jr., Esq.
110 East 59th Street, 29th Fl
New York, New York 10022
Fax No.: (212) 223-4912

or to such other addresses as any of the parties hereto may designate by notice given in accordance with this Agreement.

5. Assignment. Anand may not assign this Agreement or any rights or obligations hereunder. Nostrum may assign this Agreement or any of its rights or obligations at any time, provided Nostrum remains liable hereunder.

6. No Waiver. No failure by a party to exercise any rights hereunder in the event of a breach or violation hereof by the other party shall constitute a waiver of any such rights. No waiver by any party of any breach or violation hereof by the other party, shall constitute a waiver of any rights in respect of any other or subsequent breach or violation.

7. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements and understandings, whether written or oral. No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by the party against whom enforcement is sought.

8. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. The parties hereto hereby submit to the jurisdiction of the Supreme Court of the State of New York, New York County and the Federal District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

NOSTRUM PHARMACEUTICALS, INC.

By ______________________
Nirmal Mulye, Ph.D.

____
ANIL ANAND

Schedule A to Agreement
Between Nostrum Pharmaceuticals, Inc.
and Anil Anand Dated as of April 1, 2006

Shares Subject to Option:	90,000 Shares of Common Stock, par value $.001 per share of Synovics Pharmaceuticals, Inc., a Nevada corporation.
Option Exercise Price:	$4.00
Option Vesting Schedule:	Option vests with respect to the number of shares indicated above on April 1, 2006.
Option Exercise Period:	Option expires and is void unless exercised on or before April 1, 2011.